Exhibit 99.1
PRESS RELEASE
Investor Relations Contact:
CAM Commerce Solutions
Investor Relations
Paul Caceres
paul.caceres@camcommerce.com
(714) 241-9241
Great Hill Partners
Matthew Vettel
Managing Partner
mvettel@greathillpartners.com
(617) 790-9432
CAM COMMERCE SOLUTIONS, INC. TO BE ACQUIRED BY AN AFFILIATE OF
GREAT HILL PARTNERS IN A TRANSACTION VALUED AT
APPROXIMATELY $180 MILLION
Stockholders to Receive $40.50 Per Share in Cash
Fountain Valley, CA and Boston, MA, June 10, 2008 - CAM Commerce Solutions, Inc. (“CAM Commerce” or the “Company”) (NASDAQ: CADA), a leading provider of highly integrated retailing and payment processing solutions for small to medium size traditional and eCommerce businesses, announced today that it has entered into a definitive merger agreement under which an affiliate of Great Hill Partners (“GHP”), a leading private equity investment firm, will acquire all of the issued and outstanding shares of CAM Commerce Common Stock for $40.50 per share. The transaction results in an equity value for the Company of approximately $180 million.
CAM Commerce’s Board of Directors and GHP have approved the transaction, which is subject to approval by the stockholders of CAM Commerce, the expiration of the waiting period under the Hart Scott Rodino Antitrust Improvements Act of 1976 and satisfaction of other customary closing conditions. The transaction is not subject to any financing contingency. A special meeting of CAM Commerce stockholders to consider and vote on the proposed merger will be called and held as promptly as possible, consistent with the requirements of the Securities and Exchange Commission (“SEC”), The Nasdaq Stock Market and Delaware law. The transaction is expected to close in the fourth quarter of CAM Commerce’s fiscal year ending September 30, 2008. Upon closing, CAM Commerce will no longer be publicly traded and the surviving corporation in the merger will be privately owned by an affiliate of GHP.
Geoff Knapp, Chairman and CEO of CAM Commerce said, “We believe this transaction delivers outstanding value for our stockholders. Following an extensive review of our strategic alternatives, our Board of Directors concluded that this transaction is in the best interests of our Company and our stockholders. While we have seen excellent growth in recent years, our stock has a small float and continues to be thinly traded. This transaction provides liquidity for our shareholders at a premium price.”
Matt Vettel, Managing Partner at GHP, commented, “CAM Commerce has built a premier solution that provides both retail management systems and integrated payment processing for credit, debit, and gift cards. We are excited to work with CAM’s management and employees to help grow the business and achieve the Company’s long term goals.”
RBC Capital Markets is acting as financial advisor to CAM Commerce. Stradling Yocca Carlson & Rauth is acting as legal advisor to CAM Commerce. Kirkland & Ellis LLP is acting as legal advisor to Great Hill Partners.

About CAM Commerce
CAM Commerce designs, develops, markets, installs and services highly integrated retailing and payment processing solutions for small to medium size traditional and eCommerce businesses based on the company’s open architecture software. These integrated solutions include credit and debit card processing, inventory management, point of sale, accounting, Internet sales, gift card and customer loyalty programs, and extensive management reporting. You can visit CAM Commerce at www.camcommerce.com.
About GHP
GHP is a private equity firm that manages over $2.5 billion in capital to finance the expansion, recapitalization or acquisition of growth companies in a wide range of sectors within the business and consumer services, media, communications and software industries. GHP targets investments of $50 million to $150 million. For more information, please visit www.greathillpartners.com.
Additional Information and Where to Find It
This press release may be deemed to be soliciting material relating to the proposed merger between CAM Commerce and an affiliate of GHP. In connection with the proposed merger, CAM Commerce will file a proxy statement with the SEC. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by CAM Commerce at the SEC’s website at http://www.sec.gov. The proxy statement and other relevant documents may also be obtained for free from CAM Commerce by directing such request to 17075 Newhope Street, Suite A; Fountain Valley, CA 92708, Attn: Paul Caceres. CAM Commerce’s directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of CAM Commerce in connection with the proposed transaction. Information about the directors and executive officers of CAM Commerce is set forth in the proxy statement for CAM Commerce’s 2007 Annual Meeting of Stockholders, which was filed with the SEC on April 19, 2007. Investors and security holders may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the proposed transaction when it becomes available.
Forward-Looking Statements
Certain statements in this press release, including statements about the potential benefits of the proposed acquisition to CAM Commerce stockholders, customers, partners and employees and about the expected closing of the proposed acquisition and other statements about our plans, objectives, intentions, and expectations are “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements regarding benefits of the proposed transaction and the completion of the transaction. These statements are based on the current expectations of management of CAM Commerce. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this document. For example, among other things, (1) CAM Commerce may be unable to obtain stockholder approval or regulatory approvals required for the transaction; (2) the transaction may involve unexpected costs, unexpected liabilities or unexpected delays; (3) the businesses of CAM Commerce may suffer as a result of uncertainty surrounding the transaction; and (4) CAM Commerce may be adversely affected by other economic, business, and/or competitive factors. Additional factors that may affect the future results of CAM Commerce are set forth in its filings with the SEC. CAM Commerce disclaims any obligation to update any such forward-looking statements after the date of this release.